UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): November 21, 2005
MTI Technology Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-23418	95-3601802
(Commission File Number)	(I.R.S. Employer
Identification No.)
17595 Cartwright Road
Irvine, California 92614
(Address of Principal Executive Offices) (Zip Code)
(949) 251-1101
(Registrant’s Telephone Number,
Including Area Code)
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On November 21, 2005, MTI Technology Corporation (the “Company”) entered into a Severance and Release Agreement with Jon Caputo, the Company’s former Executive Vice President of Worldwide Operations. The severance agreement addresses the terms and conditions of Mr. Caputo’s termination, effective November 7, 2005, and his provision of consulting services to the Company through November 25, 2005.
     As severance, the Company will pay Mr. Caputo $120,000, which is equal to six months of his annual base salary prior to his termination, pursuant to the Company’s regular payroll practices from approximately January 1, 2006 through March 3, 2006. Mr. Caputo will continue to participate in the Company’s Executive Medical Reimbursement Plan through November 30, 2005, and thereafter through May 31, 2006 the Company will pay his monthly premium for insurance coverage pursuant to COBRA if he elects such coverage. On November 21, 2005 and in connection with the Severance and Release Agreement, the Company also entered into a Consulting Agreement with Mr. Caputo pursuant to which he will provide the Company with consulting services, at a rate of $125 per hour, through November 25, 2005. Mr. Caputo is free to accept other employment during the severance period. Mr. Caputo agreed to a general release of all claims he has or may have against the Company, and to customary restrictions on his use of the Company’s proprietary information following his termination.
     A copy of the Severance and Release Agreement (including the Consulting Agreement) that the Company entered into with Mr. Caputo is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits.

Exhibit No.	Description

10.1	Severance and Release Agreement, dated November 21, 2005, by and between MTI Technology Corporation and Jon Caputo.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MTI TECHNOLOGY CORPORATION
Date: November 22, 2005	By:	/s/ Scott Poteracki
Scott Poteracki
Executive Vice President and Chief Financial Officer

Index to Exhibits

Exhibit No.	Description

10.1	Severance and Release Agreement, dated November 21, 2005, by and between MTI Technology Corporation and Jon Caputo.